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                                 CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (the "Agreement") by and between DOBSON COMMUNICATIONS CORPORATION, an Oklahoma corporation (the "Company"), and Albert H. Pharis, Jr., an individual (the "Consultant"), dated as of the 21st day of December, 1998 (the "Effective Date").

                                 W I T N E S S E T H:

     WHEREAS, Sygnet Wireless, Inc. and its subsidiary, Sygnet
Communications, Inc. (together, "Sygnet") are engaged in providing full service mobile telecommunications including cellular telecommunications (the "Business"); and

     WHEREAS, pursuant to an Agreement and Plan of Merger dated as of July 28, 1998, the Company, through an indirect subsidiary, has agreed to acquire Sygnet (the "Sygnet Acquisition"); and

     WHEREAS, Consultant is a director and is President and Chief Executive Officer of Sygnet; and

     WHEREAS, Consultant, in his capacity as President and Chief Executive Officer of Sygnet, has been instrumental in developing the goodwill of the Business by virtue of his intimate knowledge of all aspects of the Business and his personal relationships with the employees and certain customers of the Business; and

     WHEREAS, the Company desires to preserve and protect the value of the Business and goodwill to be acquired by the Company, and the value of any goodwill developed following the Company's acquisition of Sygnet as a result of Consultant's services rendered pursuant to this Agreement; and

     WHEREAS, the Consultant has agreed to assist the Company in the transition of ownership, and the operation, of the Business, to maintain the confidentiality of certain information concerning the Business, and to refrain from competing with the Company and Sygnet for a reasonable period of time;

     NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

     1. ENGAGEMENT. The Company hereby engages the Consultant as a consultant and advisor, and Consultant agrees to accept such engagement, on the terms and conditions set forth herein. Consultant further agrees to serve faithfully and to the best of his ability and to devote such of his time, energy and

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skill to the service of the Company and Sygnet, all as set forth in this
Agreement; provided, however, nothing herein contained shall prevent Consultant from engaging in other endeavors not in conflict with the business of the Company or its subsidiaries or his duties and responsibilities under this Agreement.

     2. DUTIES. During the term of this Agreement, Consultant shall render such services of an advisory or consultive nature and promote the name and good will of the Company and Sygnet as the Company, through its Chief Executive Officer, may reasonably request so that the Company may have the benefit of Consultant's experience and knowledge of the business and affairs of Sygnet and of his reputation and contacts in the Business. In this regard, Consultant will (i) use his best efforts (which shall not require an unusual or burdensome amount of time nor shall Consultant be required to incur out-of-pocket costs or expenses without reimbursement) to assist the Company in maintaining good business relations with the principal suppliers to and customers of the Business, and (ii) not take any action that would detract from or impair the business relationship of those parties.
Consultant agrees that he will be available for advice and counsel to the officers and directors of the Company at all reasonable times by telephone, letter, or in person. Consultant agrees that he will serve faithfully and to the best of his ability, and devote such of his time, energy and skill to the service of the Company, as the Company through its Chief Executive Officer may reasonably request.

     3. INDEPENDENT CONTRACTOR. During the term of this Agreement, Consultant shall be retained by the Company as and Consultant shall hold himself out as, an independent contractor, and not as an "associate" or "employee" of the Company. Accordingly, the Company shall not withhold amounts of applicable federal and state income, withholding and employment taxes from the fees to be paid Consultant hereunder unless otherwise required by applicable law and regulations. Consultant shall be solely responsible for and shall pay all of such taxes.

     4. TERM. The initial term of this Agreement shall be for a period of five years commencing on the Effective Date and ending on the earlier to occur of (i) the fifth anniversary of the Closing Date of the Sygnet Acquisition or (ii) the last day of the month coinciding with the date on which a termination event (death, Disability, Cause or Voluntary Termination) shall have occurred as provided in paragraph 6 hereof. Such period is hereafter referred to as the "Consulting Period".

     5.   COMPENSATION.

               5.1. TRANSITIONAL PERIOD FEE. The parties have agreed that for consultive services provided by Consultant under

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this Agreement for a transition period of 90 days next following the consummation of the Sygnet Acquisition (the "Transition Period"), the Consultant shall receive a fee of $40,000, payable in full, within ten days next following the last day of the Transition Period.

               5.2. CONSULTING FEE. Commencing on the first day next following the expiration of the Transition Period and for the remainder of the Consulting Period, and in consideration of the Consultant faithfully performing consulting services under this Agreement, and in consideration of the Consultant being reasonably available to render to the Company the services provided in paragraph 2 hereof, the Consultant shall receive an annual fee of Sixty Thousand Dollars ($60,000) (the "Consulting Fee"), payable in monthly installments in advance of $5,000.00 each commencing on the first day of the Consulting Period and continuing until the earlier of the expiration of the Consulting Period or termination of this Agreement pursuant to, and subject to the provisions of, Section 6.

               5.3. EXPENSES. During the Consulting Period, the Consultant shall be entitled to receive reimbursement for all reasonable business and travel expenses incurred by the Consultant while performing consulting services for and at the request of the Company, all under and in accordance with the policies, practices and procedures of the Company with respect to key management associates of the Company and recognized by the Internal Revenue Code of 1986, as amended (the "Code"), and rules and regulations of the Internal Revenue Service promulgated thereunder, as approved and interpreted by the Chief Financial Officer of the Company.

               5.4. HEALTH, DISABILITY AND LIFE BENEFITS. In addition to the consulting fee and the reimbursement expenses provided for above, commencing with the first day of the Transition Period and for the remainder of the Consulting Period, Consultant shall be entitled to receive such health, disability and life insurance coverage as is provided to employees whose annual compensation is comparable to the consulting fee to be paid to Consultant under the terms of this Agreement.

               5.5. OFFICE AND SUPPORT STAFF. During the Consulting Period and if determined to be reasonably necessary for the Consultant to perform his duties hereunder by the Chief Financial Officer of the Company, the Consultant shall be provided with a suitable office in Youngstown, Ohio, of a size and with furnishings and other appointments and secretarial and other assistants as are provided to key management associates of the Company.

          6.   TERMINATION.

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               6.1.   DEATH OR DISABILITY.  Except as provided in paragraph
7.1 hereof, this Agreement shall terminate automatically upon the Consultant's death or "Disability." For purposes of this Agreement "Disability" means disability which, at least twelve weeks after its commencement, is determined to be total and permanent by a physician selected by the Company and acceptable to the Consultant or Consultant's legal representative (such agreement as to acceptability not to be withheld unreasonably).

               6.2. CAUSE. The Company may terminate this Agreement for "Cause." For purposes of this Agreement "Cause" means (i) an act or acts of personal dishonesty taken by the Consultant and intended to result in personal enrichment of the Consultant at the expense of the Company, (ii) the continued failure of Consultant to perform his duties and obligations under this Agreement, which failure is not remedied at a reasonable period of time after receipt of written notice from the Company, or (iii) the conviction of the Consultant of a felony. Further, for purposes of this paragraph 6.2:

                      (a) No act, or failure to act, on the Consultant's part shall be deemed "willful" unless done, or omitted to be done, by the Consultant not in good faith and without reasonable belief that the Consultant's action or omission was in the best interest of the Company.

                      (b) The Consultant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Consultant a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board of Directors of the Company (excluding the Consultant) at a meeting of the Board called and held for such purpose (after reasonable notice to the Consultant and an opportunity for the Consultant, together with the Consultant's counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Consultant was guilty of conduct set forth in clauses (i), (ii) or (iii) above and specifying the particulars thereof in reasonable detail. The determination of the Board shall be binding upon the Company and the Consultant.

               6.3. VOLUNTARY TERMINATION. The Consultant may voluntarily terminate this Agreement ("Voluntary Termination") at any time during the Consulting Period. A Voluntary Termination is any termination of this Agreement by the Consultant during the Consulting Period other than termination due to death, Cause or Disability.

               6.4. NOTICE OF TERMINATION. Any termination by the Company for Cause or Disability or by the Consultant by reason of his death or Voluntary Termination shall be communicated a

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Notice of Termination to the other party hereto in accordance with the terms of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Consultant's engagement under the provisions so indicated, (iii) if applicable, a copy of the resolution of the Board required by paragraph 6.2 hereof, and (iv) specifies a date of termination, which date shall be the last day of the month of such notice.

          7.   OBLIGATIONS OF THE COMPANY UPON TERMINATION.

               7.1. DEATH OR DISABILITY. If this Agreement is terminated by reason of the Consultant's death or Disability, it shall terminate without further obligations of the Consultant or his legal representative, as the case may be, or the Company; provided, however, (i) in the event of the death of the Consultant, the Company shall continue to pay the Consulting Fee during the Consulting Period to the legal representative of Consultant or Consultant's designee or (ii) in the event of the Disability of the Consultant, the Company shall continue to pay the Consulting Fee during the Consulting Period to the Consultant or his legal representative, as the case may be, and (iii) in either event, any approved sums due under paragraphs 5.3 and 5.4 which have been accrued and have been expended by the Consultant and which have not been reimbursed by the Company shall be paid to the Consultant or his legal representative, as the case may be. In either of such events, with the exception of the Consulting Fee the Company shall have no further obligations to Consultant, Consultant's designee or his legal representative under or pursuant to this Agreement.

               7.2. CAUSE OR VOLUNTARY TERMINATION. If this Agreement is terminated for Cause or by reason of a Voluntary Termination, the Company shall have no further obligations to the Consultant from and after the termination date and Consultant shall not be entitled to any severance payment. If on the date of termination for cause, Consultant holds any unexercised options to purchase capital stock of the Company, such options shall be deemed surrendered and cancelled as of the date of termination, without exercise.

               7.3. INVOLUNTARY TERMINATION. If this Agreement is terminated by the Company without cause and not by reason of the Consultant's death or Disability, the Company shall be obligated to pay to Consultant an amount equal to two monthly installments of the Consulting Fee described in
Section 5.2 hereof for the two calendar months next following the date of such termination. In addition, in the event of an Involuntary Termination by the Company, and if at the date of such termination

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the Consultant shall hold unexercised options to purchase capital stock of the Company, the Consultant shall be entitled to exercise any and all options to purchase stock which, in accordance with the terms of such options, could be exercised within 12 months next following the date of termination. Any additional unexercised options then held by Consultant shall be deemed surrendered and canceled as of the date of termination, without exercise.

          8. FULL SETTLEMENT. Except for termination of this Agreement by the Company for Cause or as provided for in paragraph 10, the Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Consultant or others. In no event shall the Consultant be obligated to seek employment or take any other action by way of mitigation of the amounts payable to the Consultant under any of the provisions of this Agreement.

          9. INDEMNIFICATION. During the Consulting Period, the Company shall indemnify the Consultant for his acts under this Agreement to the same extent and manner it provides indemnification for its officers and directors.

          10. CERTAIN REDUCTIONS OF PAYMENTS BY THE COMPANY. In the event that any payment made by the Company to the Consultant pursuant to the terms of this Agreement shall be determined by the Internal Revenue Service as nondeductible for federal income tax purposes by the Company, such amount shall be repaid by the Consultant to the Company within 45 days after notification by the Company. In the event at the end of said period, Consultant has not reimbursed the Company for such sum, the Company shall have the right of offset as against the Consulting Fee with respect to any payments then due and owing, together with interest at the applicable federal rates provided for in Section 7872(f)(2) of the Code.

          11. DISCLOSURE OF INFORMATION. Consultant agrees that during the term of this Agreement and for a period of three (3) years next following the termination hereof, Consultant will not, without the prior written consent of the Board of Directors of the Company, directly or indirectly, in any individual, corporate or representative capacity whatsoever, reveal, divulge, disclose or communicate to any person, firm, association, corporation or other entity in any manner whatsoever information of any kind, nature or description concerning any matters affecting or relating to the Business which are not already in the public domain, including without limitation:
(i) the names of any of the prior or present customers or accounts of the Business, (ii) the prices for which Buyer obtains or has obtained, or at which it sells, or has sold,

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products of the Business, (iii) the names of the personnel involved in the
Business, (iv) the Company's financial affairs as they relate to the Business, (v) the Company's or Sygnet's methods and manner of operating the Business or (vi) the Company's plans, trade secrets, or other data of any kind, nature or description whatsoever relating to the Business. Without regard to whether any or all of the foregoing matters would be deemed confidential, material or important, the parties hereto stipulate that as between them, the same are important, material and confidential and materially affect Buyer's effective and successful conduct of the Business and its goodwill.

          12. COVENANT NOT TO COMPETE. Consultant agrees that during the term of this Agreement and for a period of three (3) years next following the termination hereof, without the prior written consent of the Board of Directors of the Buyer, Consultant will not, directly or indirectly, (i) through any corporation, partnership or other entity (a) with respect to which Sygnet, the Company or any Affiliate of Sygnet or the Company is now or may hereafter be a director, executive officer or general partner, (b) which is now or may hereafter be otherwise owned or controlled by Sygnet, the Company or any Affiliate, or (ii) as principal, agent, employee, employer, consultant, director, stockholder or holder of any equity security, partner or in any other individual or representative capacity whatsoever:

               12.1. Call upon, solicit, divert, take away or attempt to call upon, solicit, divert or take away any then existing customers, suppliers, businesses, or accounts of the Business, or of Sygnet or the Company in connection with any business competitive with the Business in any State where Sygnet or the Company is presently conducting the Business (collectively, the "Restricted States"), nor interfere or compete with the Business, or any portion thereof or the Buyer in connection with such customers, suppliers, businesses, and accounts in the Restricted States;

               12.2. Knowingly hire, attempt to hire, contact or solicit with respect to hiring any present employee or future employee or consultant of the Business or any portion thereof, or of Sygnet or the Company; provided, that the foregoing prohibition shall not extend to (a) a former employee of Sygnet whose employment by Sygnet or the Company was not continued following consummation of the Merger, or (b) a former employee of Sygnet or the Company whose employment by Sygnet or the Company, as the case may be, ceased more than twelve (12) months prior to contact by Consultant;

               12.3. Knowingly engage in, or give any advice to, any person, firm, partnership, association, corporation or other entity engaged in a business competitive with the Business or any

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portion thereof in the Restricted States;

               12.4. Lend credit, money or reputation for the purpose of establishing or operating a business competitive with the Business or any portion thereof in the Restricted States; or provided, however, that the foregoing provisions of this Section 12 shall not apply to the Consultant's investment in or employment by the communications tower business controlled by Gregory T. Pauley, nor employment by or the ownership of less than a 5% investment interest in a significantly active regional wireless provider who may be in competition with Sygnet, such as Western Wireless or Nextel, or a nationally active wireless provider who may be in competition with Sygnet, such as AT&T Wireless.

          These covenants are intended to restrict Consultant and his Affiliates, agents and representatives from competing in any manner with the Business, any portion thereof or Sygnet or the Company in the activities which have heretofore been carried on by Sygnet or the Company in connection with the Business or any portion thereof. The parties hereto agree that prohibitions set forth in this Section 12 shall be liberally interpreted in order to carry out the intents and purposes of this Agreement. As used in this Agreement, the term "Affiliate" shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified; and, when used to indicate a relationship with any person, shall include (i) a corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the person or any of its parents or subsidiaries.

          13. ENFORCEMENT OF COVENANTS. Consultant acknowledges that a violation or attempted violation on its part of any agreement in Sections 11 or 12 above will cause such damage to the Company and the Business which will be irreparable, and accordingly, Consultant agrees that the Company shall be entitled as a matter of right to an injunction from any court of competent jurisdiction, restraining any further violation of such agreements by Consultant and his Affiliates, their respective employees, agents or representatives, either individually or collectively. Consultant further agrees that the three (3) year period of restriction set forth in Sections 11 and 12 above shall be tolled during any period of violation thereof by Consultant or any of his Affiliates. Any exercise by the Company of its rights pursuant to this Section 13 shall be cumulative and in addition to any other

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remedies to which the Company may be entitled.

          14. BOARD OF DIRECTORS. Upon (a) execution of this Agreement by Consultant, and (b) consummation of the Sygnet Acquisition, it is intended that Consultant will be elected to the office of, and become a director of the Company. Consultant agrees that so long as he is a member of the Company's Board of Directors, Consultant will attend all meetings of the Board of Directors and, on an annual basis, at least two (2) company strategy sessions, wherever held, unless Consultant is unable to attend by reason of illness, physical infirmity or family emergency. Upon Consultant becoming a member of the Company's Board of Directors, the Company agrees that it will grant to Consultant options, under the Company's 1996 Stock Option Plan, as amended (the "Plan"), options to purchase an aggregate of 833 shares of the Company's Class B Common Stock at an option exercise price per share equal to the fair market value of the Company's Class B Common Stock as determined by a majority of the members of the Company's Board of Directors, subject to the terms of such Plan and the other provisions contained in this Agreement.

          15.  ASSIGNMENT, BINDING EFFECT AND SUCCESSORS.

               15.1. ASSIGNMENT. This Agreement is personal to the Consultant and without the prior written consent of the Company shall not be assignable by the Consultant otherwise than by will or the laws of descent and distribution.

               15.2. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the Company, the Consultant, their respective heirs, successors, assigns or legal representatives, as the case may be.

          16.  MISCELLANEOUS.

               16.1. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without reference to principles of conflict of laws.

               16.2. INDEPENDENT CONTRACTOR. Consultant is and at all times shall be an independent contractor. Nothing herein shall be construed as creating a partnership, joint venture, the relationship of employer and employee or of principal and agent or any other relationship between the Company and Consultant.

               16.3. HEADINGS. The captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

               16.4. AMENDMENT. This Agreement may not be amended or modified otherwise than by a written agreement executed

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by the parties hereto or their respective heirs, successors, assigns or the legal representatives, as the case may be.

               16.5. NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


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               IF TO THE CONSULTANT:

               Mr. Albert H. Pharis, Jr.
               7130 Raccoon Road
               Canfield, Ohio 44406

               IF TO THE COMPANY:

               Dobson Communications Corporation
               13439 N. Broadway Extension, Suite 200
               Oklahoma City, Oklahoma 73114
               Attention:  Mr. Everett R. Dobson
                           President and Chief Executive Officer

               Copy to:

               McAfee & Taft A Professional Corporation
               10th Floor, Two Leadership Square
               Oklahoma City, Oklahoma 73102

               Attention:  Theodore M. Elam, Esq.

or such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

               16.6. SEVERABILITY. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

               16.7. NO WAIVER. The Consultant's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

               16.8. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the Company and the Consultant with respect to the subject matter hereof, and replaces in full the terms and conditions of all prior negotiations, agreements and understanding between the parties hereto with respect to the matters encompassed by this Agreement.

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          IN WITNESS WHEREOF, the Consultant has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


                                       /s/ Albert H. Pharis,
                                       ----------------------------------------
                                       Albert H. Pharis, Jr.

                                                                   "CONSULTANT"


                                       DOBSON COMMUNICATIONS CORPORATION,
                                       an Oklahoma corporation


                                       By /s/ Everett R. Dobson
                                          -------------------------------------
                                          Everett R. Dobson, President

                                                                      "COMPANY"



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